CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16  to Registration Statement No. 333-197427 on Form N-1A of our report dated May 23, 2016, relating to the financial statements and financial highlights of Rainier High Yield Fund in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Costa Mesa, California
May 31, 2016